Exhibit (a)(1)(D)

Letter to Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees with Respect to
Offer to Purchase For Cash
All Outstanding Shares of Common Stock
of

Intralinks Holdings, Inc.

at
$13.00 Per Share, Net in Cash,
Pursuant to the Offer to Purchase dated December 19, 2016 by

GL Merger Sub, Inc.
a wholly owned subsidiary of

Synchronoss Technologies, Inc.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 PM, EASTERN TIME, ON WEDNESDAY, JANUARY 18, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER (AS IT MAY BE SO EXTENDED, THE "EXPIRATION TIME").

December 19, 2016

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

       We have been engaged by GL Merger Sub, Inc., a Delaware corporation ("Purchaser") to act as the Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $0.001 per share ("Shares"), of Intralinks Holdings, Inc., a Delaware corporation ("Intralinks"), at a price of $13.00 per Share, net to the seller in cash, without interest and subject to any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 19, 2016 (together with any amendments or supplements thereto, the "Offer to Purchase"), and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith. Purchaser is a wholly owned subsidiary of Synchronoss Technologies, Inc., a Delaware corporation ("Synchronoss").

       Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

       The Offer is not subject to any financing condition. The Offer is, however, subject to the satisfaction of the Minimum Tender Condition (as defined in the Offer to Purchase) and the other conditions described in the Offer to Purchase. See Section 15 of the Offer to Purchase.

       Enclosed herewith are the following documents:

         1.     The Offer to Purchase;

         2.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the consideration of your clients;

         3.     Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

         4.     A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") by the Expiration Time or if the procedure for book-entry transfer cannot be completed by the Expiration Time;

         5.     Intralinks' Solicitation/Recommendation Statement on Schedule 14D-9;

         6.     A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

         7.     A return envelope addressed to the Depositary for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON WEDNESDAY, JANUARY 18, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED BY PURCHASER.

       The Offer is being made in connection with the Agreement and Plan of Merger (as it may be amended or supplemented, the "Merger Agreement"), dated as of December 5, 2016, by and among Intralinks, Purchaser and Synchronoss, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Intralinks, with Intralinks continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the treasury of Intralinks and (ii) Shares that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been properly demanded (and not withdrawn or lost) in accordance with the General Corporation Law of the State of Delaware, as amended, in connection with the Merger ("Dissenting Shares")) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest and subject to any required withholding taxes (the "Per Share Merger Consideration").

THE INTRALINKS BOARD RECOMMENDS THAT INTRALINKS STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

       The Board of Directors of Intralinks (the "Intralinks Board") unanimously (i) approved and declared advisable the Merger Agreement, the Tender Agreements (as defined in the Offer to Purchase), the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (ii) declared that is in the best interests of Intralinks and the stockholders of Intralinks that Intralinks enter into the Merger Agreement and consummate the Transactions and that the stockholders of Intralinks tender their Shares pursuant to the Offer, in each case on the terms and subject to the conditions set forth in the Merger Agreement, (iii) declared that the terms of the Offer and the Merger are fair to Intralinks and the stockholders of Intralinks (other than Synchronoss and its subsidiaries) and (iv) resolved to recommend that the stockholders of Intralinks accept the Offer and tender their Shares pursuant to the Offer.

       Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will promptly pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Time if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the "Depositary") of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase—"Procedures for Accepting the Offer and Tendering Shares," (b) a

Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

       Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than its financial advisors, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

       If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Time, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

       Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
GEORGESON LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF SYNCHRONOSS, PURCHASER OR INTRALINKS, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor
New York, NY 10104

Shareholders, Banks and Brokers
Call Toll Free:
(888) 566-3252

December 19, 2016